Exhibit 99.2

FROM:                                  FOR:
BlueFire Partners                      MEDTOX Scientific, Inc.
150 South Fifth St., Suite 1300        402 West County Road D
Minneapolis, MN 55402                  St. Paul, MN  55112
Contact: Doug Ewing (612) 344-1036     Contact: Richard J. Braun (877) 715-7236

FOR IMMEDIATE RELEASE

                    MEDTOX SCIENTIFIC NAMES TWO NEW OFFICERS
  Dr. Jennifer Collins and Ms. Susan Puskas Elected to Vice President Positions

ST. PAUL, Minn., May 23, 2002 - MEDTOX Scientific, Inc. (AMEX:TOX) today announced the election of two MEDTOX executives to senior company positions. Dr. Jennifer Collins was named Vice President and Laboratory Director - MEDTOX Laboratories, and Susan Puskas was named Vice President Quality Assurance, Regulatory Affairs and Human Resources. Both are new positions.

Richard J. Braun, MEDTOX chief executive officer, said, "We are very pleased to welcome these two highly qualified and talented executives to officer positions as members of our senior management team. Both have more than ten years of experience at MEDTOX, serving in increasingly responsible positions and compiling strong track records of achievement and contribution to MEDTOX's growth and success. We look forward to their continued contribution to MEDTOX's development and celebrate their well-deserved promotions."

Jennifer A. Collins, Ph.D., HCLD, joined MEDTOX in 1991 and was appointed to her current position as Laboratory Director in 2001. Prior to joining MEDTOX, Collins served at Children's Memorial Hospital in Chicago beginning in 1982, and was laboratory director of Bio Analytical Technologies, performing drug and anabolic steroid analysis from 1987 to 1991. Dr. Collins received her Bachelor's degree from the University of Michigan in 1975 and her Doctorate from Northwestern University in 1982.

Susan Puskas, MT(ASCP), SC, joined MEDTOX in 1991 and was appointed to her current position as Director, Quality & Regulatory Compliance for MEDTOX Laboratories in 1997. Her responsibilities were expanded in 2002 to include QA/QC for MEDTOX Diagnostics and Human Resources. With over 25 years of clinical laboratory experience, including 21 years with managerial and supervisory responsibilities, Ms. Puskas oversees MEDTOX's Quality Assurance Department and the regulatory affairs of the laboratory. Ms. Puskas received her Bachelor of Science degree in biology/chemistry from Youngstown State University in 1972, and is ASCP certified as a Medical Technologist and a Specialist in Clinical Chemistry.



MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs of abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. To be automatically alerted by e-mail about company information, please go to http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=tox&script=1900and follow the directions on the page. For more information see http://www.medtox.com/

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